Exhibit 5.6

Comments for United States readers on differences between Canadian and United States reporting standards

The compilation report included in the business acquisition report dated November 8, 2006, incorporated by reference in the short form base shelf prospectus, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada.  To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted.  Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the unaudited pro forma consolidated statement of operations incorporated by reference in the short form base shelf prospectus.

(signed) “KPMG LLP”

Chartered Accountants

Calgary, Canada

August 20, 2007